Exhibit (d)(2)

MUTUAL NONDISCLOSURE AGREEMENT

This Agreement (“Agreement”), effective when executed by both parties, is made between AOL Inc., a Delaware corporation, with offices at 770 Broadway, New York NY 10003 (“Company”), and Verizon Corporate Services Group Inc., a New York corporation, having an office and principal place of business at One Verizon Way, Basking Ridge, New Jersey 07920, on behalf of itself and for the benefit of its Affiliates, hereinafter defined (individually or collectively “Verizon”), to protect Confidential Information (hereafter defined) to be disclosed by the parties to each other with respect to a matter of mutual interest (Verizon and Company shall be referred to hereinafter collectively as the ‘Parties” or each individually as a “Party”). In particular, the matter of mutual interest will be discussions to explore potential opportunities for the Parties to work together in the digital (online and mobile) media and entertainment and advertising spaces (referred to hereinafter as “the matter of mutual interest”).

1. To facilitate discussions, meetings and the conduct of business between the parties with respect to the matter of mutual interest described above, it may be necessary for one Party to disclose confidential information to the other. All proprietary information of any type or character that is either disclosed to the other Party or with which the other Party comes into contact, and that is identified as proprietary at the time of disclosure or that is of a nature that would reasonably be understood to be proprietary shall be considered as the confidential information of the disclosing Party including without limitation technical, customer, personnel and/or business information in written, graphic, oral or other tangible or intangible form (“Confidential Information”). Such Confidential Information may include proprietary material as well as material subject to and protected by laws regarding secrecy of communications or trade secrets.

2. Unless terminated earlier by written notice, the term of this Agreement shall be for three (3) years The obligations with respect to Confidential Information shall extend for a period of three (3) years following the date of termination or expiration of this agreement, except, however, that any customer information shall remain confidential forever

3. Each Party acknowledges and agrees as follows:

a. All Confidential Information acquired by either Party from the other shall be and shall remain the exclusive property of the source;

b. To receive in confidence any Confidential Information; to use such Confidential Information only for purposes of work, services or analysis related to the matter of mutual interest described above and for other purposes only upon such terms as may be agreed upon between the parties in writing;

e. To limit access to authorized employees who have a need to know the Confidential Information in order for that Party to participate in the matter of mutual interest described above. Each Party shall limit access to such Confidential Information to a Party’s contractors, and agents who (i) have a need to know the Confidential Information in order for such Party to participate in the matter of mutual interest described above, and (ii) have also entered into a written agreement with the receiving Party which provides the same or greater protections to any Confidential Information provided hereunder; and

f. At the disclosing Party’s request, to return promptly to the disclosing Party or to destroy any copies of such Confidential Information that is in written, graphic or other tangible form, and provide to the disclosing Party a list of all such material destroyed.

4. These obligations do not apply to Confidential Information which, as shown by reasonably documented proof.

a. Was in the other’s possession prior to receipt from the disclosing Party; or

b. Was received by one Party in good faith from a third party not subject to a confidential obligation to the other Party; or

c. Now is or later becomes publicly known through no breach of confidential obligation by the receiving Party; or

d. Is disclosed to a third party by the source without a similar nondisclosure restriction; or

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Verizon Proprietary and Confidential

e. Was developed by the receiving Party without the developing person(s) having access to any of the Confidential Information received from the other Party; or

f. Is authorized in writing by the disclosing Party to be released or is designated in writing by that Party as no longer being confidential or proprietary.

5. Each Party may disclose Confidential Information to an Affiliate, subject to the terms and conditions set forth herein. For purposes of this Agreement, an Affiliate shall be defined as an entity that controls, is controlled by, or is under common control with that Party. Each Party agrees to be responsible for any breach of this Agreement by each of its respective Affiliates.

6. Other than as required by law or as set forth in Section 3(c), neither Party shall. without the other Party’s prior written consent, disclose to any person, or make a public announcement of, the existence of discussions or negotiations or any of the terms relating to the matter of mutual interest described above or any Confidential Information.

7. If a Party (“Ordered Party’) receives a request to disclose any Confidential Information of the other Party, whether pursuant to a valid subpoena or an order issued by a court or regulatory body (“Ordering Party), and on advice of legal counsel that disclosure is required by law, then prior to disclosure, the Ordered Party shall, to the extent permitted by law, (i) notify the other Party of the terms of such request and advice, (ii) cooperate with the other Party in taking lawful steps to resist, narrow, or eliminate the need for such disclosure, and (iii) if disclosure is nonetheless required, work with the other Party to take into account the other Party’s reasonable requirements as to its timing, content and manner of making or delivery and use best efforts to obtain a protective order or other binding assurance from the Ordering Party that confidential treatment shall be afforded to such portion of the Confidential Information as is required to be disclosed. The foregoing is without limitation of the other Party’s ability to seek a protective order or other relief limiting such disclosure; in such a case, the Ordered Party shall cooperate in such efforts by the other Party.

8. It is agreed that a violation of any of the provisions of this Agreement may cause irreparable harm and injury to the non-violating Party and that Party shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to seek an injunction enjoining and restraining the violating Party from doing or continuing to do any such act and any other violations or threatened violations of this Agreement. Absent a showing of willful violation of this Agreement, neither Party shall be liable to the other, whether in contract or in tort or otherwise, for special, indirect incidental or consequential damages including lost income or profits of any kind, even if such Party has been advised of the possibility thereof.

9. Neither disclosure of Confidential Information nor this Agreement shall be construed as a license to make, use or sell the Confidential Information or derived products. Neither this Agreement nor provision of Confidential Information pursuant to it shall be construed as an agreement, commitment, promise or representation by either Party to do business with the other or to do anything except as set out specifically in this Agreement.

10. The construction, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of law principles and subject to the exclusive jurisdiction of its federal or state courts in New York.

11. No customer information of either Party shall be stored, transmitted or accessed, at, in or through a site located outside of the United States without the advance written consent of the other Party, Moreover, Company agrees that, in event it comes into possession of any Verizon Wireless customer data no such data shall be stored, transmitted or accessed, at, in or through, a site located outside of the United States without the advance written consent of Verizon Wireless. For purposes of this provision, the term “Verizon Wireless customer data shall mean: (a) any subscriber information, including, without limitation, name address, phone number or other personal information of any Verizon Wireless subscriber, (b) any call-associated data, including, without limitation, the telephone number, internet address or similar identifying designator associated

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with a communication; (c) any billing records; (d) the time, date, size duration of a communication or the physical location of equipment used in connection with a communication; or (e) the content of any Verizon Wireless customer communication.

12. Each Party agrees to comply with all applicable laws, regulations, treaties and orders in connection with its activities under this Agreement, including the laws regarding economic and trade sanctions and bribery of foreign officials. Each Party acknowledges that the proprietary data, know-how, software or other materials or information obtained from the other Party under this Agreement may be commodities and/or technical data subject to the Export Administration Regulations (the “EAR”) of the U.S. Department of Commerce as well as trade and economic sanctions subject to the Trading With the Enemy Act (TWEA) and the International Emergency Economic Powers Act (IEEPA) of the Office of Foreign Asset Control within the Department of Commerce, and that any export or re-export thereof must be in compliance with the EAR, TWEA and IEEPA. Each Party agrees that it shall not export or re-export, directly or indirectly, either during the term of this Agreement or after its expiration, any commodities and/or technical data (or direct products thereof) provided under this Agreement in any form to destinations in or nationals of Country Groups D:1 or E, as specified in Supplement No. 1 to Part 740 of the EAR, and as modified from time to time by the U.S. Department of Commerce, or to destinations that are otherwise controlled or embargoed under U.S. law.

13. If any provision of this Agreement shall be invalid or unenforceable, then such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement. The entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

14. This Agreement may be executed originally or by facsimile, and in counterparts, each of which shall be deemed an original and such counterparts together shall constitute one and the same instrument. When so executed and delivered by each Party to the other, this Agreement shall become binding.

15. This Agreement is the entire agreement between the parties with respect to nondisclosure of Confidential Information pertaining to the matter of mutual interest stated above and supersedes all prior agreements and understandings with respect to this subject. This Agreement may be amended only by written agreement executed by both parties. This Agreement shall not be assigned or transferred by either Party without the prior written consent of the other.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Verizon Corporate Services Group Inc.	AOL Inc.
By: /s/ Christine Pantoya	By: /s/ John b. Frelinghuysen
Name: Christine C. Pantoya	Name: John b. Frelinghuysen
Title: Vice President, Corporate Strategy and Development	Title: SVP, Head of Strategy
Date: 11/25/2014	Date: 11/25/2014

Mutual Nondisclosure Agreement

Verizon Proprietary and Confidential